Exhibit 99.3
Final Transcript
Conference Call Transcript
GBE — Q3 2010 Grubb & Ellis Earnings Conference Call
Event Date/Time: Nov 09, 2010 / 03:30PM GMT

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Final Transcript
Nov 09, 2010 / 03:30PM GMT, GBE — Q3 2010 Grubb & Ellis Earnings Conference Call
CORPORATE PARTICIPANTS
Thomas D’Arcy
Grubb & Ellis Company — President, CEO
Mike Rispoli
Grubb & Ellis Company — CFO
CONFERENCE CALL PARTICIPANTS
Will Marks
JMP Securities — Analyst
Klaus von Stutterheim
Deutsche Bank – Analyst
PRESENTATION
Operator
Good morning, and welcome to the Third Quarter Earnings Conference Call for Grubb & Ellis Company. Today’s call is being webcast live and will be archived and available for replay in the investor relations section of the Company’s website.
Please turn to slide one. This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include assumptions regarding expectation or estimates of future financial and operating results or events, industry and market trends, and other market opportunity for Grubb & Ellis.
The information in this presentation discusses the state of Grubb & Ellis’ business as of the date of the presentation. Except to the extent required by applicable securities laws, Grubb & Ellis does not assume any obligation to update or correct any information you may hear today.
Please refer to the Company’s Annual Report on form 10-K/A and other filings with the Securities and Exchange Commission for a discussion of risk factors or uncertainties that could cause actual results to differ materially from comments made today.
At this time, I would like to turn the call over to Mr. Thomas D’Arcy, President and Chief Executive Officer for opening remarks. Please, go ahead, sir.
Thomas D’Arcy — Grubb & Ellis Company — President, CEO
Well, thank you, operator, and hello, everyone, and thank you for joining us today to discuss our 2010 third quarter results. Participating on the call with me today is Mike Rispoli, our Chief Financial Officer, and we certainly look forward to answering all your questions following our prepared remarks.
Just let me begin with a brief overview of third quarter results, so please turn to slide two. For the quarter of 2010, Grubb & Ellis generated revenue of $144 million, which was approximately 6% higher than the $136 million in revenue for the third quarter of 2009. Adjusted EBITDA was negative $3.3 million, lower than the adjusted EBITDA of $0.7 million reported in the third quarter of 2009, but a sequential improvement compared to the negative $5.3 million posted in the second quarter of the year.
These results are consistent with the Company’s preliminary third quarter 2010 earnings announcement on October 19. Although the results clearly do not reflect the earnings potential of our platform, we have reported sequential improvements in both revenue and adjusted EBITDA throughout 2010 and believe we are moving the Company in the right direction.

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Final Transcript
Nov 09, 2010 / 03:30PM GMT, GBE — Q3 2010 Grubb & Ellis Earnings Conference Call
We continue to be really pleased with the revenue growth in our transaction services business, which posted double digit revenue gains for the third consecutive quarter. As depicted on slide three, the segment’s revenue increased 29% from the third quarter of 2009. This follows year over year revenue increases of 26% and 40% in the first and second quarter, respectively. I think our continued growth in this segment really indicates that the commercial real estate market is improving in the United States, and also, that we’re generating a really strong top line return on the investments that we made in the adding of higher quality talent to the platform.
Turning to specifics, leasing revenue increased 17% for the quarter, and investment sales revenue was up 121%, overall, during the quarter itself.
Management services revenue was down slightly, year over year, due to the shift in the mix of assignments in our management portfolio, which, as we mentioned last quarter, was something that we had expected. Our investment management business reported revenue of $3.5 million less than last year’s third quarter, but it was a $2.7 million improvement over the second quarter of 2010. The equity raise for non-traded REITs continues to lag our projections. This in turn has led to delays in investment activity of the REITs, [which lowers B] revenue to the Company.
Now, as we stated on a preliminary earnings announcement, weakness in the investment management segment and the uneven economic recovery has impacted our third quarter performance and also our expectations for the fourth quarter, which prompted us to update our full-year outlook.
Now, as we’ve said before, our top priority remains achieving sustained profitability for the Company. Now, as you’ll see on slides four and five, we believe we made substantive progress toward this goal during the third quarter.
If you turn to slide six, as we move forward, our efforts are really going to focus on five primary areas. First, it’s to continue to capitalize on our recruiting success, which is going to drive operating leverage in the improving commercial real estate market. Second is to differentiate our management services business by offering best-in-class client service with innovative solutions, and we’ll talk a little bit about it during this call about a major announcement we made during the quarter.
Third is to continue to leverage the leadership position in healthcare real estate to increase our non-traded REIT equity raise. Fourth is to direct resources into those businesses with higher growth and margin potential, which we’ll also discuss during the course of this call. And last, but certainly not least, continue to focus on lowering the Company’s fixed cost base.
So, based on current trends, we expect to generate positive net cash flow in the fourth quarter and anticipate a return to profitability on an EBITDA basis for the full-year 2011. Certainly, although returning Grubb & Ellis to profitability is the first step, our vision for the Company is certainly longer in term, with our overriding goal being the creation of shareowner value over time.
So, before I outline the specific steps we are taking in each of the areas I just mentioned and also providing a perspective on how we believe to best quantify the progress that we’ve made, let me have Mike provide a review of the financial results for the quarter. Michael?
Mike Rispoli — Grubb & Ellis Company — CFO
Thank you, Tom. Good morning, everyone. As you’ll see on slide seven, Grubb & Ellis reported revenue for the first nine months of 2010 of $417.5 million, up 8%, compared with the first nine months of 2009. As Tom said, the revenue increase for both the quarter and year-to-date was largely driven by the strong performance of our transactions services segment.
On a GAAP basis, the Company reported a third quarter net loss of $14.8 million, or $0.27 per common share, and a year-to-date net loss of $56 million, or $1.00 per share. This compares to a net loss of $21.4 million and $95.7 million for third quarter and year-to-date period in 2009.
For the first nine months of 2010, the Company reported adjusted EBITDA of negative $19.7 million, a 22% improvement, compared with the year ago period. The reconciliation of the GAAP numbers to adjusted EBITDA can be found in table three accompanying the release.
Next, I’d like to briefly review segment revenue, as outlined on slide eight. Revenue from our management services segment was $65.3 million in the third quarter. Year-to-date, the segment generated revenue of $207.7 million. This segment is up 4%, year-to-date, compared to the prior year, and down slightly in the third quarter, due to shift in mix of revenue, as well as the timing of when new assignments began.
We ended the quarter with 247 million square feet of property under management, up from 240 million square feet at June 30. The increase reflects the success of the Company’s financial services asset management business, which is devoted to assisting financial institutions and special servicers with distressed assets.

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Final Transcript
Nov 09, 2010 / 03:30PM GMT, GBE — Q3 2010 Grubb & Ellis Earnings Conference Call
Third quarter transaction services revenue was $59.9 million, up 29%, compared with the prior year quarter. For the nine month period, transaction services revenue was up 32% over the first nine months of 2009. The continued double digit revenue increases are being driven by improving market conditions, as well as the growth in specialized services delivered by our practice groups and the continued ramp up of our newest professionals.
Investment management revenue totaled $11.3 million for quarter, compared with $14.8 million in the third quarter of 2009. Segment reported year-to-date revenue of $30 million versus $43.9 million in the comparable 2009 period. The Company’s two non-traded REIT products raised $41 million of equity in the quarter, compared with $38.7 million in the second quarter and $111.5 million in the year ago third quarter.
Now I’ll turn to expenses. Please proceed to slide nine. First of all, it is important to note that most of our expenses relate to transaction commissions and reimbursable costs that generate revenue. Cash compensation expense for the third quarter was $29.8 million, and cash G&A costs were $18.2 million. These costs were relatively flat, as compared to the same period a year ago.
We realized $5 million in savings in the third quarter, as a result of the cost reduction actions taken during 2010. Three primary factors have contributed fairly evenly to offset these cost savings. First, the Company was deferring any discretionary spending during the third quarter of 2009, as it was completing the recapitalization of its balance sheet. Second, costs incurred to support the growth initiatives of the Company.
These include the startup of the appraisal and debt and equity businesses and moving from affiliate to owned offices in Las Vegas, San Diego, and Phoenix. These are all initiatives that we believe will add significant shareowner value over time. Lastly, there were certain costs incurred in the third quarter of 2010, which we don’t believe will be ongoing expenses as the Company.
Part of our strategy has been to reduce corporate overhead and other nonrevenue producing costs throughout the Company. We continue to manage our expenses aggressively, with a focus on improving operating efficiencies. Looking forward, we expect to realize approximately $18 million in cost savings during 2010 and total annualized savings from the actions taken in 2010 of approximately $30 million. We also expect to redeploy approximately $20 million of these savings back into growing our businesses.
Please turn to slide ten. At September 30, cash and cash equivalents were $19.6 million, compared with $42.1 million at June 30. The quarter-end balance does not include the $8 million payment received in October from Healthcare Trust of America.
Cash uses in the quarter included approximately $6 million on the Company’s growth initiatives, EBITDA loss and fixed charges of approximately $6 million, and the remainder from working capital changes, of which we expect to see positive benefit for approximately one-half of those items in the fourth quarter.
As Tom already mentioned, we anticipate generating positive net cash flow during the fourth quarter, as a result of positive adjusted EBITDA and the changes we expect in working capital. With no near-term debt maturities or financial covenants on our balance sheet, we believe we have adequate capital to operate and execute our business plan and to be profitable in 2011. With that, I’ll turn the call back to Tom.
Thomas D’Arcy — Grubb & Ellis Company — President, CEO
Well, thanks, Mike. Let me just spend a minute discussing the current conditions in the commercial real estate market. Obviously, it provides an important context for both the opportunities and the challenges that we face, and then, kind of discuss the steps we are taking to drive continued growth as we return to profitability.
Clearly, our research is telling us that the vacancy rates for all commercial property types seem to have peaked and actually, are slowing trending downward. I think apartments are probably exhibiting the fastest decline in vacancies, falling to 7.1% in the third quarter, compared with 7.8% in the second quarter. Industrial absorption, which actually increased in the second quarter, seemed to trail off in the third quarter, and actually, it’s fairly unpredictable, we think, due to the volatile effect of currency fluctuations on demand for US exports.
In terms of retail, retail vacancy rates have also appeared to have peaked. I think there were some early fears that the housing crisis would prolong this softening cycle, but retail seems to have stabilized as well. Trailing the pack, really, is the office market, and office absorption, with third quarter vacancy rate of 17.8%, which is relatively flat from the second quarter, but continues to be the weakest of the four segments.

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Final Transcript
Nov 09, 2010 / 03:30PM GMT, GBE — Q3 2010 Grubb & Ellis Earnings Conference Call
As expected, the recovery is strongest in the core markets, like Manhattan and San Francisco, where Class A properties have been reducing concession packages. I also think it’s fair to say that as you take a look at the construction pipeline, which is really nonexistent, this should push down vacancy rates over time.
We believe that the investment outlook is somewhat better. I think transaction volume has picked up every quarter this year, both on a sequential and year over year basis. However, transaction prices still remain low by historic standards. If you read and look at Moody’s/REAL commercial property index and the [increased] data base, it’s clear that prices have stabilized nationally.
However, investors appear to be limiting their interest, primarily, to the two extremes of the quality spectrum, trophy assets in core markets and deeply distressed assets that are moving their way through the system. The average deal size has increased $21.3 million, compared to $14 million for the comparable nine months of 2009.
We think it’s clear that the biggest uncertainty remains the — just the overall pace of economic growth. The economy grew at a slightly higher than expected rate of 2% in the third quarter. Obviously, unemployment remains the biggest concern, with business still limiting their hiring only to the personnel that they consider mission critical.
So, looking ahead, we expect the commercial real estate market to continue to recover, barring a significant downturn in current economic activity or unexpected rapid rise in interest rates, neither of which we can’t really currently foresee. However, we do anticipate the pace of the recovery to remain relatively sluggish.
If you turn to slide 12, as I mentioned in my opening remarks, achieving sustained profitability remains our top priority. So, in addition to reviewing some of the highlights from the third quarter that move us closer to this goal, I’d also like to provide our thoughts on how we will achieve profitability, and let me start with the transaction services business.
We believe that the decision that we made to aggressively invest in top talent, when the market was at historic low, was the absolute right strategic decision and one that will provide significant returns as the market continues to recover. In fact, we’re already seeing the results from these strategic hires, as a meaningful portion of the growth in the transaction services segment is coming from our newest recruits. All these brokers continue to ramp up, and their improved productivity will translate into not only additional revenue, but more importantly, margin improvement and increased profitability.
We’re also convinced we’re going to see similar results from investments we made in our debt and equity appraisal businesses. Now, during the quarter, we recruited Steve Jones to lead our institutional sales team. Steve held a similar position at Cushman & Wakefield and brings extensive industry experience, and we’re also excited to have Steve join the platform. We also continue to build out our debt and equity presence and during the quarter, added several experienced professionals, including Steve Roberts, who joined our New York office.
Grubb & Ellis Landauer is now up and running, with a presence in 12 markets and dozens of new assignments underway. Our expectation is that we’ll begin to generate revenue in the appraisal business in the fourth quarter.
Looking at the transaction service business from a historical perspective, this segment has generated average annual revenue of approximately $262 million over the past five years. So, we believe the investments we made to upgrade the quality of the professionals in our transaction business [to] expand our service offerings and also, the improvements we made in our operating platform have significantly increased the potential profit on that business, as we move forward.
Now, as currently structured, breakeven for the brokerage business, which today, really is predominantly all revenue in the transaction segment is achieved at an average revenue level of $220 million. We’re convince that improving market conditions and broker productivity, combined with additional revenue from our new businesses, will drive higher margins as we grow revenue in this segment.
Our management services segment has been solidly profitable throughout 2010, and we have seen a shift in the mix of business, which has resulted in slower growth and lower revenue than in 2009. [As] you heard me say before, we believe we are very well positioned to serve the facilities management needs of the Fortune 1000 companies, as they continue to outsource their real estate functions.
During the third quarter, we were awarded five new outsourcing contracts and renewed or expanded work we’ve done for an additional six corporate clients. So we not only continue to offer exemplary client service, for which we’ve become known, but also explore opportunities to enhance the value we add to these clients.

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Final Transcript
Nov 09, 2010 / 03:30PM GMT, GBE — Q3 2010 Grubb & Ellis Earnings Conference Call
So, late last week, we announced a strategic alliance with Manhattan Software. Manhattan is the global leader in enterprise real estate software. We believe going to market together with Manhattan will allow us to serve our clients more effectively than ever before and also to capture more share by providing clearer differentiation in the marketplace.
As we noted in our October 19 prerelease, the investment management business has underperformed to our expectations, really, due to slower than anticipated ramp and the amount of equity raised for our non-traded REITs. Since last quarter, we’ve made a number of changes in this business. Last week we announced that Grubb & Ellis, in its role as advisor, notified the Board of Directors of Grubb & Ellis Apartment REIT that it was terminating the advisory and dealer-manager agreements with the REIT.
We are committed to cooperating with the REIT throughout the transition period to ensure that it is orderly. But to put this announcement in some perspective, over the past several years, the Apartment REIT has accounted for less than 10% of the total equity raised for our REITs and has no impact on adjusted EBITDA.
We are fully committed to the non-traded REIT sector, and our plan is to devote all the resources to the success of Grubb & Ellis Healthcare REIT II. We believe this REIT has the potential to provide some of the best returns to shareowners of any nontraded REIT currently in the marketplace, and we’re encouraged by the progress we’ve made to date.
That said, we are taking proactive steps designed to drive equity and improve our bottom line performance. Just yesterday, we signed Danny Prosky, who is the President and Chief Operating Officer of our Healthcare REIT and one of the most respected leaders in the healthcare real estate space, to a long-term contract agreement. We’ve also made a number of changes with our sales force and other key management positions.
In this business, we break even when the annual equity raised reaches approximately $200 million, or an average $800,000 per day. Actually, the breakeven point is lowered as we grow our assets under management. For the first nine months of 2010, our equity raised totaled $110 million, which was approximately — with approximately 37% of that being raised in the third quarter. So we continue to believe the Grubb & Ellis can be a leader in the non-traded REITs business, and with our investment management segment, we’ll make a meaningful contribution to corporate EBITDA.
So, as Mike said, we’re also managing our costs across the entire enterprise, really, with a particular focus on operating our business as productively and efficiently as we possibly can, and this clearly includes moving away from businesses that we don’t believe have high profit potential.
Together, these initiatives give us the confidence that we’re moving the Company in the right direction, as we continue to leverage the power of the Grubb & Ellis brand and, really, to activate the full resources of our expanding platform. And we’re encouraged by the progress we made in 2010. We recognize that we have a lot of work to do, but we believe we have the right plan and the right team in place to deliver the long-term value that our shareowners expect.
So, with that, Mike and I would be glad to answer any and all of your questions. So, Operator, can you queue the questions, please?
QUESTION AND ANSWER
Operator
Thank you. (Operator Instructions). Your first question comes from the line of Will Marks with JMP Securities. Please, proceed.
Will Marks — JMP Securities — Analyst
Thank you. Good morning, Tom. Good morning, Mike.
Mike Rispoli — Grubb & Ellis Company — CFO
Hi, Will.

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Final Transcript
Nov 09, 2010 / 03:30PM GMT, GBE — Q3 2010 Grubb & Ellis Earnings Conference Call
Thomas D’Arcy — Grubb & Ellis Company — President, CEO
Good morning, Will.
Will Marks — JMP Securities — Analyst
I guess the first question on the investment management revenues, where do I find — I’m forgetting. Where do I find the specific line items of the different areas in investment management? Is that in the Q, or was that in the press release, and I just missed it?
Mike Rispoli — Grubb & Ellis Company — CFO
Yes, Will, there’s a supplemental that is in the back of the PowerPoint presentation.
Will Marks — JMP Securities — Analyst
Oh, it’s there. Okay. Got it.
Mike Rispoli — Grubb & Ellis Company — CFO
Give you the breakdown.
Will Marks — JMP Securities — Analyst
Okay. Thank you. Second question. On leasing, up 17% in revenues. While I consider that good, it did lag. CB and Jones Lang were both up in the 30% range, and I know you can look at this as just one specific quarter, but I think, even year-to-date, you guys have lagged a little bit and could be your geographic footprint. It could be, I guess, a number of things, but maybe it’s underperformance of your specific brokers, and you mentioned that you expect better performances in the future. But — any thoughts on that?
Thomas D’Arcy — Grubb & Ellis Company — President, CEO
Yes, I mean — I think — well, we picked — we brought on close to 200 brokers over the last two years, so we have had a significant turnover in the brokerage ranks of the Company. We think there is a ramp up period that’s involved that these brokers on board, and we connect with our clients, and we create their book of business.
So — I mean, we’re pretty pleased with how our position in the brokerage business — not only on the leasing side, but also in the capital market sides as well. We’re seeing real wins in the marketplace. We think we’re competing as effectively as the Company ever has. So I think you’ll see those numbers continue to improve, Will, as we move forward.
Will Marks — JMP Securities — Analyst
Thank you. On the capital raising — specifically on the Healthcare REIT, where, I guess, virtually, all of your growth is going to go — is going to come from. Is — how do you look at the competitive landscape? I think, with the former REIT that was part of your system, HTA, I had heard that they were maybe getting to the period where it was done and completed. And does — if you care to comment on that, please do. If not, just — does it help when you lose competitors? How many are there in the healthcare space out there raising money?

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Final Transcript
Nov 09, 2010 / 03:30PM GMT, GBE — Q3 2010 Grubb & Ellis Earnings Conference Call
Thomas D’Arcy — Grubb & Ellis Company — President, CEO
Thanks, Will. Let me take kind of a broader view of the question. There’s approximately 40 sponsors of approximately 60 REITS that are in registration or soon to be in registration or selling currently. It’s sort of the 80/20 rule in this business, if you take a look at it from a big picture perspective. Third party research indicates that there will be $8 billion worth of non-traded REIT equity raised this year. We hope that number grows over time. We are currently the 12th or 13th ranked, in terms of the capital that we’re raising.
There is a competitive REIT in the market, Healthcare Trust of America, who is in the process of closing out their REIT, so they have announced that they’ll be providing a liquidity event for their investors in the near-term. So it does have a negative effect when another REIT in your same space is getting closer to a liquidity event. That does have a negative effect on your REIT itself, so that is true.
But we feel very, very good about the position of our Healthcare REIT. We think that’s going to be a terrific product. We think it’s going to provide really strong returns to the investors, and so, we’re encouraged by the position of the Healthcare REIT. But there is, as you rightly point out, some noise due to a competitor actually closing their REIT out in the near-term.
Will Marks — JMP Securities — Analyst
Thank you. And I — if we think about that, just as one piece of a larger puzzle, and you talked a little bit about getting there — getting to positive EBITDA in some of the areas, including investment management. You talked about the cost lines as well, and I’m wondering, if we were to look ahead — I realize that the comp line — or the transaction line is typically a — we could look at it as a percentage of revenues. But the comp line is — I mean, is that the line where we should look at it as being much more fixed?
Mike Rispoli — Grubb & Ellis Company — CFO
Yes, I think that’s right, Will. In the investment management business itself, you’ll see that the costs — both the cost and a little bit on the G&A side have been coming down over time and as we took actions on the back office functions within that business. I think when you think about the nontraded REIT business as a whole, for us, we break even in that business at about $800,000 of equity raised per day. That breakeven point has come down pretty significantly over the past year. We’re at about $700,000 per day for the third quarter, so we think we’re really, really close to breaking even in that business.
We think as our Healthcare REIT continues its ramp up, as we continue to penetrate the LPL platform, which we talked about last quarter, and as some of the competitors go away in the space, we think, once you get past that breakeven point, which we’re very close to, you start to drive real profitability in that business.
Will Marks — JMP Securities — Analyst
Okay. So — but of your main cost lines, it would be — where you’re really going to get the leverage is going to be G&A and the comp cost line? Rather than transaction commissions, I assume?
Mike Rispoli — Grubb & Ellis Company — CFO
Yes, that’s correct, Will.
Will Marks — JMP Securities — Analyst
Okay. On the management services line, are — still — I don’t want to put words in your mouth, but I think you gave guidance a little bit on — in terms of that line, overall, for the year, would be flat, which would mean that third and fourth quarters, down a little bit, and you gave a reason for it on the — in your comments.

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Final Transcript
Nov 09, 2010 / 03:30PM GMT, GBE — Q3 2010 Grubb & Ellis Earnings Conference Call
Thomas D’Arcy — Grubb & Ellis Company — President, CEO
Yes, we — well, we had lost a couple of accounts that were replaced by growth and square footage at a slightly lower margin. So we have seen a mix in the clients of that business. That’s a business that we continue to believe that we’re going to make a lot of progress in. We think the announcement of the Manhattan alliance is a real key strategic move.
So, we still feel good about our position in that business, and we believe that we’re going to be growing our square footage under management, expanding to clients (inaudible) that business as we move forward. There’s been a — there was a shift in the mix of the client sector in 2009, which led to lower revenue.
Will Marks — JMP Securities — Analyst
Okay. And then, lastly, on the actual properties that you own, and any change in view there? Is it time to put them on the market?
Thomas D’Arcy — Grubb & Ellis Company — President, CEO
Yes, Will, I think that — there’s two properties, one in Austin, Texas, which we’d like to move off the balance sheet in the near-term, over the next, call, three to six months. We think there’s a good opportunity to do that.
The other asset, which is down in Atlanta, we have the $10 million recourse obligation on the note, so that one will be a little bit of a longer term hold, as we accrete value back to that asset.
Mike Rispoli — Grubb & Ellis Company — CFO
As you know, Will, that matures in 2017, so clearly have time to reposition that asset.
Will Marks — JMP Securities — Analyst
Okay. And I think that’s all from me. Great. Thanks, guys.
Thomas D’Arcy — Grubb & Ellis Company — President, CEO
Thank you, Will.
Mike Rispoli — Grubb & Ellis Company — CFO
Thank you.
Operator
Your next question comes from the line of Klaus von Stutterheim with Deutsche Bank. Please, proceed.
Klaus von Stutterheim — Deutsche Bank — Analyst
Hi. My question has to do with the termination of that management agreement for the REIT. I don’t know enough to figure out whether that’s an important event or not, but it sounded — I mean, when you read between the lines, that it wasn’t — one side was glad to get rid of the other side, and I couldn’t quite figure out what actually went on there or whether it matters. Can you explain that a little better?

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Final Transcript
Nov 09, 2010 / 03:30PM GMT, GBE — Q3 2010 Grubb & Ellis Earnings Conference Call
Thomas D’Arcy — Grubb & Ellis Company — President, CEO
Sure, Klaus. I think we put out a press release that pretty much talked about the reasons that action was taken, but suffice to say that we terminated the advisory agreement and the dealer-management for the REIT. We have — each has a 60 day termination period. We really terminated just as a result of differences of opinion, the strategic direction of the REIT itself.
So — and we certainly intend to fulfill all obligations to the REIT, cooperate with the REIT during the transition period. We’ll be working closely with the REIT, in closing of impending transaction. Obviously, we hope nothing but success for the REIT, but it’s simply a matter of — just a result of some differences between the advisor and the board, so, pretty much as simple as that, Klaus.
Klaus von Stutterheim — Deutsche Bank — Analyst
Yes, that still doesn’t really explain it all that well. Is there any similar frictions with any of the other assets that you manage — any of the other REITs?
Thomas D’Arcy — Grubb & Ellis Company — President, CEO
Klaus, this is a unique set of circumstances.
Klaus von Stutterheim — Deutsche Bank — Analyst
All right. Okay. We’ll leave it at that.
Thomas D’Arcy — Grubb & Ellis Company — President, CEO
Thank you.
Operator
And with no further questions in queue, I would now like to turn the conference over to Mr. Thomas D’Arcy for closing remarks.
Thomas D’Arcy — Grubb & Ellis Company — President, CEO
Well, thank you for participating in our call today. We look forward to speaking with you soon. Have a good day.
Operator
Thank you for joining today’s conference. That concludes the presentation. You may now disconnect, and have a wonderful day.

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Final Transcript
Nov 09, 2010 / 03:30PM GMT, GBE — Q3 2010 Grubb & Ellis Earnings Conference Call
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